Exhibit 10.1

EXECUTION COPY

AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made August 3, 2006, between News America Incorporated, a Delaware corporation (the “Company”) and Peter Chernin (the “Executive”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, News America Incorporated (the “Company”) and Peter Chernin (the “Executive”) have previously entered into an Amended and Restated Employment Agreement by and between the Company and the Executive dated August 1, 2004, as amended August 15, 2005 and September 8, 2005 (the “Employment Agreement”);

WHEREAS, the Company has determined that it is in the best interests of the stockholders of News Corporation to structure and administer executive compensation arrangements so that they will not be subject to the deduction limit set forth in Section 162(m) of the Internal Revenue Code, including those of the Executive; and

WHEREAS, the parties have agreed to amend the Employment Agreement to reflect that the Compensation Committee has determined that the Executive’s annual bonus shall be determined and paid under the News Corporation 2005 Long-Term Management Incentive Plan (the “2005 Plan”) using performance goals permitted under the 2005 Plan and set by the Compensation Committee.

NOW, THEREFORE, the parties agree as follows:

1.	Effective as of July 1, 2006, Section 3(b)(iii) of the Employment Agreement shall be amended to read in its entirety as follows:

“The bonus periods shall end on June 30, 2005 and June 30, 2006, respectively. The Bonus payable for any of these bonus periods shall be the amount calculated pursuant to subsection (iv) below by (A) determining the EPS Percentage Comparison for the Fiscal Year then ended compared to the prior Fiscal Year and (B) determining the Required Amount for such EPS Percentage Comparison.”

2.	Effective as of July 1, 2006, Section 3(b)(vi) of the Employment Agreement shall be amended to read in its entirety as follows:

“Any Bonuses payable to the Executive for the periods ending June 30, 2005 and June 30, 2006 shall be payable (1) the first $5 million in cash and (2) any balance payable one-half in cash and one-half in Restricted Stock Units.”

3.	Effective as of July 1, 2006, Section 3(b)(viii)(B)(3) of the Employment Agreement shall be deleted in its entirety.

4.	Effective as of July 1, 2006, Section 3(b)(viii)(B)(4) of the Employment Agreement shall be deleted in its entirety.

5.	Effective as of July 1, 2006, Section 3(b)(ix) shall be added to the Employment Agreement and shall read in its entirety as follows:

“The Bonuses with respect to the Fiscal Years ending June 30, 2007, June 30, 2008 and June 30, 2009 will be calculated and paid pursuant to Exhibit A which was adopted by the Compensation Committee of the Board of Directors of News Corporation on August 3, 2006.”

6.	In all other respects, the Employment Agreement shall remain in full force and effect.

7.	This Amendment shall remain in full force and effect for the Term of the Employment Agreement.

8.	This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement, effective as of the day and the year first set forth above.

NEWS AMERICA INCORPORATED

Dated: August 8, 2006	By:	/s/ Lawrence A. Jacobs
	Name:	Lawrence A. Jacobs
	Title:	SEVP, Group General Counsel

Dated: August 4, 2006	/s/ Peter Chernin
Peter Chernin

Exhibit A

1. Annual Bonus.

(i) Any bonus payable to Peter Chernin (the “Executive”) for the performance periods ending on June 30, 2007, June 30, 2008 and June 30, 2009, respectively (the “Performance Periods”) pursuant to the News Corporation 2005 Long-Term Management Incentive Plan (each a “Bonus”) shall be paid in the manner hereinafter provided, following written certification by the Compensation Committee of the Board of Directors of News Corporation no later than 90 days after the end of the period to which it relates or 10 days after earnings for such period are announced, whichever occurs first, unless the Executive voluntarily defers receipt of any such payment in accordance with the terms of the Amended and Restated Employment Agreement by and between News America Incorporated (the “Company”) and the Executive, dated August 1, 2004, as amended (the “Employment Agreement”).

(ii) The Bonus payable for any of the Performance Periods shall be the amount calculated pursuant to subsection (iii) below by (A) determining the EPS Percentage Comparison for the fiscal year of the Company (July 1 to June 30) (the “Fiscal Year”) then ended compared to the prior Fiscal Year and (B) determining the Required Amount for such EPS Percentage Comparison.

(iii) “EPS Percentage Comparison” shall mean the amount of percentage change (calculated to 1/100th of a percent) in Earnings Per Share (as calculated below) of News Corp., determined as follows and as confirmed by News Corp.’s auditors:

(A) “Net Income” for each Fiscal Year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in News Corp.’s audited consolidated financial statements (the “Financial Statements”);

(B) “Adjusted Net Income” (which is to be used as the basis for the EPS Percentage Comparison computation) shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Associated Entities” (as that term is used in the Financial Statements) included in Net Income (the “Adjustments”) - (i) non-cash intangible asset impairment charges and writedowns on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items classified as Extraordinary Items (or a similar classification); (iv) the impact of changes in accounting in the Fiscal Year of such change (with the intent being to measure Adjusted Net Income in each Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset writeoffs – whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements;

(C) Earnings Per Share shall be calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of News Corp. utilized in the Financial Statements for the respective Fiscal Year in determining diluted earnings per share (e.g., such number of shares for the 2003 Fiscal Year is set forth in Note 11 to News Corp.’s Full Financial Report for such Fiscal Year), after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits; and

(D) In such determination, Earnings Per Share for the Fiscal Year then ended (“Current Year”) shall be divided by Earnings Per Share for the prior Fiscal Year (“Prior Year”) to determine the EPS Percentage Comparison. If Prior Year Earnings Per Share is a negative number, the difference between Earnings Per Share for the Current Year and Prior Year shall be divided by Prior Year Earnings Per Share (expressed as a positive number) to determine the EPS Percentage Comparison. For example: (A) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is ($2.50), the EPS Percentage Comparison shall be negative 25% (negative change of $.50 divided by absolute value of $2.00 = negative 25%); (B) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is $1.00, the EPS Percentage Comparison shall be 150% (positive change of $3.00 divided by absolute value of $2.00 = 150%); and (C) if Prior Year Earnings Per Share is $2.00 and Current Year Earnings Per Share is $1.80, the EPS Percentage Comparison is negative 10% (negative change of $.20 divided by absolute value of $2.00 = negative 10%).

(iv) The “Required Amount” shall equal the following amounts, using straight-line interpolation between low and high Required Amounts for any EPS Percentage Comparison that falls within any applicable EPS Percentage Comparison range:

EPS Percentage Comparison Ranges: If the EPS Percentage Comparison is	The Required Amount is
	Low	High
Negative 25% or less	0	0
Between negative 25% and negative 12 1/2%	0	$4 million
Between negative 12 1/2% and 0	$4 million	$5 million
Between 0 and 10%	$5 million	$10 million
Between 10% and 20%	$10 million	$15 million
Between 20% and 30%	$15 million	$20 million
Between 30% and 40%	$20 million	$25 million
More than 40%	$25 million	$25 million

For example: (A) if the EPS Percentage Comparison is a negative 26% no Bonus will be payable; (B) if the EPS Percentage Comparison is a negative 14% the Bonus payable will be $3,520,000; (C) if the EPS Percentage Comparison is a negative 6.2455% the Bonus payable will be $4,500,000 (i.e., negative 6.2455% rounded to the nearest 1/100th of a percent is negative 6.25%);

(D) if the EPS Percentage Comparison is 1.5313% the Bonus Payable will be $5,765,000 (i.e., 1.5313% rounded to the nearest 1/100th of a percent is 1.53%); (E) if the EPS Percentage Comparison is 14.9555% the Bonus payable will be $12,480,000 (i.e., 14.9555% rounded to the nearest 1/100th of a percent is 14.96%); (F) if the EPS Percentage Comparison is 22.0036%, the Bonus payable will be $16 million (i.e., 22.0036% rounded to the nearest 1/100th of a percent is 22.00%); and (G) if the EPS Percentage Comparison is 50.6587% the Bonus payable will be $25 million.

(v) Bonuses shall be paid to the Executive in the following manner:

(A) Any Bonuses payable to the Executive for the performance periods ending June 30, 2007 and June 30, 2008 shall be payable (1) the first $5 million in cash and (2) any balance payable one-half in cash and one-half in Restricted Stock Units, and

(B) Any Bonus payable to the Executive for the performance period ending June 30, 2009 shall be payable in cash.

(vi) The number of the Restricted Stock Units to be granted to the Executive shall be determined by dividing (A) the amount of the Bonus allocated to the Restricted Stock Units, by (B) the Average Market Price of the News Corp. Class A non-voting common stock (the “Stock”). The “Average Market Price” of the Stock shall be the average of the closing price for the Stock on The New York Stock Exchange for the twenty-day trading period ending on the date prior to the date the cash portion such Bonus is paid (without regard to any deferrals pursuant to the Employment Agreement).

(vii) The Restricted Stock Units earned by the Executive shall be paid to the Executive in the following manner:

(A) The Restricted Stock Units shall be paid by (1) delivery of one share of Stock for each Restricted Stock Unit or (2) cash for each Restricted Stock Unit based on the closing price for each share of Stock subject to each Restricted Stock Unit valued on the date preceding each payment date specified in Sections (vii)(B) and (vii)(C)(1) (without regard to any deferrals pursuant to the Employment Agreement).

(B) The Restricted Stock Units shall be paid on the following dates, unless the Executive voluntarily defers receipt of any such payment pursuant to the Employment Agreement:

(1) Any Restricted Stock Units for the performance period ending June 30, 2007 shall be paid in two equal installments on July 1, 2008 and June 30, 2009.

(2) Any Restricted Stock Units for the performance period ending June 30, 2008 will be paid on June 30, 2009.

(C) Notwithstanding anything to the contrary contained herein: (1) the Restricted Stock Units shall be paid within 15 business days after the date of the Executive’s death, the Executive’s Disability (as defined in the Employment Agreement), termination of the Executive’s employment by the Executive’s resignation for Good Reason (as defined in the Employment Agreement other than if the Executive quits for the reason set forth in Section 7(a)(iii)(H) of the Employment Agreement after News Corp. has offered him the position of Chief Executive of News Corp. on at least as favorable terms as those provided in the Employment Agreement (a “CEO Termination”)) or termination of the Executive’s employment by the Company without Cause (as defined in the Employment Agreement); and (2) subject to Section 19 of the Employment Agreement, the Restricted Stock Units not previously paid shall terminate and be forfeited by the Executive in the event the Executive’s employment is terminated by the Company for Cause, terminated by the Executive without Good Reason (including the Executive’s termination of the Employment Agreement under Section 7(a)(vi) thereof) or terminated by the Executive for a CEO Termination; provided, however, that, in the event the Executive’s employment is terminated by the Executive without Good Reason (including the Executive’s termination of the Employment Agreement under Section 7(a)(vi) thereof), the Executive will be treated as having continued employment through the last date that the post-employment production agreements remain in effect, for purposes of the Restricted Stock Units.

(D) If on any date while Restricted Stock Units are outstanding pursuant to a Bonus the Company shall pay a dividend on the Stock (or the record date for such dividend shall occur), the number of Restricted Stock Units held by the Executive shall, as of such dividend payment date, be increased by a number of Restricted Stock Units equal to: (a) the product of (x) the number of Restricted Stock Units held by the Executive as of the related dividend record date, multiplied by (y) the amount of any cash dividend per share of Stock (or, in the case of any dividend payable in whole or in part other than in cash or Stock, the value of such dividend per share of Stock, as determined in good faith by the Company), divided by (b) the closing price of the Stock on The New York Stock Exchange on the payment date of such dividend (or, if no closing price is reported on such date, the immediately preceding date upon which a closing price is reported). In the case of any dividend declared on the Stock that is payable in the form of Stock, the number of Restricted Stock Units held by the Executive shall be increased by a number equal to the product of (I) the aggregate number of Restricted Stock Units held by the Executive as of the related dividend record date, multiplied by (II) the number of shares of Stock (including any fraction thereof) payable as a dividend on a share of Stock.

(E) In the event of any change in the outstanding Stock by reason of any merger, reorganization, consolidation, recapitalization, separation, spin-off, liquidation, stock dividend, split-up, share combination or other change in the corporate or capital structure affecting Stock, the Company shall adjust the Restricted Stock Units described herein to reflect such event. The Executive may designate a beneficiary who may possess all rights with respect to the Restricted Stock Units granted pursuant to a Bonus in the event of the Executive’s death; otherwise payment will be made to the Executive’s estate.